EXHIBIT 99.2

Criticare Systems, Inc.
20925 Crossroads Circle
Waukesha, WI 53186-4054

Mailing Address:
P.O. Box 26556
Milwaukee, WI 53225

Tel:  262.798.8282
Fax:  262.798.8290

www.ciusa.com

FOR IMMEDIATE RELEASE

Contact:  Emil Soika, President and CEO–Criticare         (262) 798-8282

Criticare Systems, Inc. Directors Approve Declassification of Board

MILWAUKEE--(BUSINESS WIRE)—October 16, 2007--CRITICARE SYSTEMS, INC. (AMEX:CMD– News). Criticare Systems, Inc. today announced that its board of directors voted to amend Criticare’s By-Laws to eliminate its staggered board structure starting with its 2007 annual meeting.  The Company’s Board of Directors is currently divided into three classes, with directors in each class serving staggered three-year terms.  Under our new structure, shareholders will vote on each board member every year, commencing at the 2007 annual meeting.

“Our Board is aware of the shareholder interest in the way companies elect their directors,” said Emil Soika, President and Chief Executive Officer of Criticare Systems, Inc.  “Eliminating our classified board structure underscores the continuing commitment of the Criticare board and management to strong corporate governance practices.”

Criticare (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

This press release contains forward-looking statements.  Such statements refer to the Company's beliefs and expectations.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described.  Such uncertainties include, but are not limited to, the timely completion of new products, regulatory approvals for new products, the risk of new and better technologies, risks relating to international markets, as well as general conditions and competition in the Company's markets.  Other risks are set forth in Criticare's reports and documents filed from time to time with the Securities and Exchange Commission.